UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 20, 2005

Captiva Software Corporation

(Exact Name of Registrant As Specified In Its Charter)

Delaware	000-22292	77-0104275
(State or jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10145 Pacific Heights Boulevard

San Diego, California 92121

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (858) 320-1000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On October 20, 2005, Captiva Software Corporation, a Delaware corporation (“Captiva”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with EMC Corporation, a Massachusetts corporation (“EMC”) and Epiphany Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of EMC (the “Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Captiva, with Captiva continuing as the surviving corporation and a wholly-owned subsidiary of EMC (the “Merger”).

At the effective time and as a result of the Merger, each share of Captiva common stock issued and outstanding immediately prior to the effective time of the Merger will be canceled and extinguished and automatically converted into the right to receive an amount of cash equal to $22.25, without interest.

Captiva’s Board of Directors has unanimously approved the Merger Agreement and determined that the Merger is advisable and in the best interests of Captiva’s stockholders. Consummation of the Merger is subject to approval by the stockholders of Captiva, regulatory approvals and other customary closing conditions.

The Merger Agreement contains certain termination rights for both EMC and Captiva, and further provides that, upon termination of the Merger Agreement under specified circumstances, Captiva may be required to pay EMC a termination fee of $11,585,000 and reimburse EMC up to $3,000,000 in fees and expenses of EMC actually incurred relating to the transaction contemplated by the Merger Agreement.

In connection with the Merger Agreement, EMC and Merger Sub have entered into voting agreements with each of the directors and executive officers of Captiva. The voting agreements, among other things, require each of our directors and executive officers to vote all shares of capital stock of Captiva owned by each of them in favor of the approval of the Merger Agreement and the Merger.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this report by reference. A copy of the press release issued by Captiva and EMC on October 20, 2005 concerning the transaction is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Rights Agreement Amendment

At a special meeting of the Board of Directors on October 20, 2005, the Board of Directors of Captiva approved an amendment (the “Rights Agreement Amendment”) to Captiva’s Rights Agreement (the “Rights Agreement”), dated as of September 9, 1997, as amended, to provide that neither the approval, execution or delivery of the Merger Agreement or the related voting agreements nor the commencement or (prior to termination of the Merger Agreement) consummation of the transactions contemplated by the Merger Agreement or the related voting agreements will cause EMC, Merger Sub or any of their affiliates or associates to become an Acquiring Person under the Rights Agreement or result in a Distribution Date, a Flip-In Event nor a Stock Acquisition Date (as each such term is defined in the Rights Agreement), or otherwise trigger any Rights under the Rights Agreement.

The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment, a copy of which is filed herewith as Exhibit 4.1 and incorporated herein by reference.

Additional Information and Where to Find It

Captiva will file a preliminary proxy statement and a definitive proxy statement in connection with the proposed Merger with the Securities and Exchange Commission (the “SEC”). The proxy statement will be mailed to the stockholders of Captiva. CAPTIVA’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT

AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND CAPTIVA. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Captiva by going to Captiva’s Investors page on its corporate website at www.captivasoftware.com.

In addition, Captiva and its officers and directors may be deemed to be participants in the solicitation of proxies from Captiva’s stockholders with respect to the Merger. Information about Captiva’s officers and directors is set forth in Captiva’s definitive proxy statement for its 2004 annual meeting of shareholders, which was filed with the SEC on April 21, 2005. A description of any interests that Captiva’s officers and directors have in the Merger will be available in the proxy statement filed in connection with the Merger.

Item 3.03.	Material Modification to Rights of Security Holders.

See the description of the Rights Agreement Amendment under Item 1.01.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

2.1	Agreement and Plan of Merger by and among EMC Corporation, Epiphany Merger Corporation and Captiva Software Corporation dated as of October 20, 2005

4.1	Third Amendment to Rights Agreement, dated as of October 20, 2005, by and between Captiva Software Corporation and EquiServe Trust Company, N.A., as Rights Agent

99.1	Press Release issued jointly by EMC Corporation and Captiva Software Corporation, dated October 20, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2005	Captiva Software Corporation

	By:	/s/ Reynolds C. Bish
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among EMC Corporation, Epiphany Merger Corporation and Captiva Software Corporation dated as of October 20, 2005

4.1	Third Amendment to Rights Agreement, dated as of October 20, 2005, by and between Captiva Software Corporation and EquiServe Trust Company, N.A., as Rights Agent

99.1	Press Release issued jointly by EMC Corporation and Captiva Software Corporation, dated October 20, 2005